Exhibit 4.3

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Amendment”) is dated as of November 7, 2017, by and among SAREPTA THERAPEUTICS, INC., a Delaware corporation (“Borrower”), MIDCAP FINANCIAL TRUST, a Delaware statutory trust in its capacity as administrative agent (in such capacity, “Agent”) for the lenders under the Credit Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T  H:

WHEREAS, Borrower, Lenders and Agent are parties to that certain Amended and Restated Credit and Security Agreement, dated as of July 18, 2017 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings given to them in the Credit Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrower certain loans and other extensions of credit in accordance with the terms and conditions thereof;

WHEREAS, Borrower, Agent and Lenders desire to amend certain provisions of the Credit Agreement in accordance with, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Agent and Lenders hereby agree as follows:

1. Acknowledgment of Obligations. Borrower hereby acknowledges, confirms and agrees that all Credit Extensions made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Credit Agreement and the other Financing Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2. Amendments to Credit Agreement. Subject to the terms and conditions of this Amendment, including, without limitation, the conditions to effectiveness set forth in Section 5 below, Agent, Lenders and Borrower hereby agree to amend the Credit Agreement as follows:

(a)	Section 15 of the Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower, cash (such amount of cash determined by reference to the price of the Borrower’s common stock) or a combination thereof, and cash in lieu of fractional shares of common stock of the Borrower (such amount of cash determined by reference to the price of the Borrower’s common stock); provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith) .

“Permitted Convertible Indebtedness Documents” means the documentation governing Permitted Convertible Indebtedness.

“Significant Subsidiary” means a “Significant Subsidiary”, as defined in Article 1, Rule 1-02 of Regulation S-X.

(b)	Section 15 of the Credit Agreement is amended by amending and restating the definition of “Change in Control” in its entirety as follows:

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors or board of managers or similar governing Person(s) of Borrower (together with any new directors or managers whose election by the board of directors or board of managers or similar governing Person(s) of Borrower was approved by a vote of not less than a majority of the directors or managers then still in office who either were directors or managers at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors or managers then in office; (c) Borrower or any of its direct or indirect Subsidiaries ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries; or (d) the occurrence of any “change in control” or any term or provision of similar effect under any Subordinated Debt Document, the Revolving Credit Documents, Borrower’s Operating Documents or any Permitted Convertible Indebtedness Document.

(c)	Section 15 of the Credit Agreement is amended by amending and restating the definition of “Permitted Convertible Indebtedness” in its entirety as follows:

“Permitted Convertible Indebtedness” means Indebtedness of the Borrower that is convertible into common stock of the Borrower, cash in lieu of fractional shares of common stock of the Borrower or a combination thereof, at the Borrower’s election in an aggregate amount not to exceed $600,000,000 during the term of this Agreement which Indebtedness is unsecured; provided that (a) at the time such Permitted Convertible Indebtedness is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, (b) all necessary corporate, company, shareholder or similar actions shall be taken and consents obtained in connection with the issuance of such Permitted Convertible Indebtedness, (c) the issuance of such Permitted Convertible Indebtedness shall be consummated in compliance with all applicable Laws, (d) only one issuance of Permitted Convertible Indebtedness shall be permitted during the term of this Agreement, (it being understood that the exercise of any over-allotment option relating to (and with the same terms as) such issuance shall constitute the same issuance of such Permitted Convertible Indebtedness), and (e) the Permitted Convertible Indebtedness Documents shall have been delivered to the Agent and shall contain all of the following characteristics: (i) it shall be (and shall remain) unsecured, (ii) it shall bear cash interest at a rate not to exceed the market rate as determined in good faith by the Borrower, and Borrower shall not make any cash interest payments in excess of such interest rate (which rate may be increased (1) during an event of default, as a result of the failure to file required documents with the trustee party to the indenture governing the Indebtedness, (2) if at any time after the six-month period beginning on, and including the date that is six months after the last date of original issuance of the Indebtedness the Borrower fails to timely file any document or report it is required to file with the SEC or the Indebtedness is not otherwise freely tradable pursuant to Rule 144, or (3) the restrictive legend on the Indebtedness has not been removed, the Indebtedness is assigned a restricted CUSIP or the Indebtedness is not otherwise freely tradable pursuant to Rule 144 as of the 380th day after the last date of original issuance of the Indebtedness, in each case, as contemplated by the terms of the Permitted Convertible Indebtedness Documents), (iii) it shall not have a stated maturity (and shall not require or permit any principal repayments or mandatory redemption thereof other than (A) the settlement of conversions of such Indebtedness with shares of the Borrower’s common stock, cash (subject to Section 7.4 and Section 7.7), or a combination thereof, at the Borrower’s election, (B) the required repayment of principal and interest upon any acceleration of such Indebtedness pursuant to the Permitted Convertible Indebtedness Documents or (C) a mandatory offer to repurchase such Indebtedness as a result of a “change in control,” “fundamental change” or any term or provision of similar effect) prior to the date that is 91 days after the Maturity Date, (iv) if it has any covenants with respect to debt incurrence, investments, restricted payments, dispositions, mergers and acquisitions, burdensome agreements, transactions with affiliates or liens, such covenants shall be less restrictive than those set forth herein, (v) it shall have no restrictions on the Borrower’s ability to grant liens securing indebtedness, (vi) it shall not prohibit or otherwise limit the incurrence of senior indebtedness under this Agreement and the Revolving Credit Documents, (vii) it may be cross-

accelerated with the Obligations and other indebtedness of the Borrower and Significant Subsidiaries (but shall not be cross-defaulted with indebtedness of the Borrower and Significant Subsidiaries except for principal and interest payment defaults (subject to customary cure periods, notice requirements and to the extent not waived)) and may be accelerated upon bankruptcy, insolvency or reorganization (to be defined in a customary way for transactions of this type) of the Borrower or any of its Significant Subsidiaries and upon the occurrence of other customary events of defaults (subject to customary cure periods to the extent applicable) relating to: (A) non-payment of interest or principal, (B) failure to convert such Indebtedness in accordance with the terms of the Permitted Convertible Indebtedness Documents, (C) failure to provide notice of a “change of control”, “fundamental change” or any term or provision of similar effect, (D) failure to comply with obligations relating to the consolidation, merger and sale of assets, and (E) failure to comply with other agreements contained in the Permitted Convertible Indebtedness Documents, and (viii) after the conversion of such Permitted Convertible Indebtedness into common stock of the Borrower, such common stock shall not constitute Disqualified Stock.

(d)	Section 15 of the Credit Agreement is amended by amending the definition of “Permitted Investments” to remove the “and” before clause (m) and to add the following language after clause (m): “; and (n) the purchase of any Permitted Bond Hedge Transaction, as well as the receipt by Borrower of its common stock upon exercise of any Permitted Bond Hedge Transaction.”

(e)	Section 15 of the Credit Agreement is amended by amending and restating the definition of “Subordinated Debt” in its entirety as follows:

“Subordinated Debt” means Indebtedness incurred by Borrower which shall be (a) in an amount satisfactory to Agent, (b) made pursuant to documents in form and substance reasonably satisfactory to Agent (the “Subordinated Debt Documents”), and (c) subordinated to all of Borrower’s now or hereafter Indebtedness to the Agent and Lenders pursuant to a Subordination Agreement.

(f)	Section 6.2 of the Credit Agreement is amended by inserting the words “or Permitted Convertible Indebtedness” in Section 6.2(a)(iv) immediately following the word “Debt”.

(g)	Section 7.4 of the Credit Agreement is amended by amending and restating Section 7.4 in its entirety as follows:

(a)

Create (as obligor), incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness, or (b) repurchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than (x) with respect to the Obligations as described in Section 2.3, (y) the payment or delivery, as the case may be, of common stock of the Borrower, cash in lieu of fractional shares of common stock of Borrower or a combination thereof in connection with the settlement of conversions of the

Permitted Convertible Indebtedness and (z) the repurchase of Permitted Convertible Indebtedness in connection with a “change of control”, “fundamental change” or any term or provision of similar effect under the Permitted Convertible Indebtedness Documents, so long as, substantially concurrently with such repurchase, all Obligations are indefeasibly paid in full in cash and the Revolving Credit Obligations Terminations occur) prior to its scheduled maturity.

(h)	Section 7.7 of the Credit Agreement is amended by amending and restating subparagraph (a) in its entirety as follows:

(a) Pay any dividends (other than (i) dividends payable solely in common stock or (ii) dividends paid by any Person (other than Borrower) to such Person’s direct parent) or make any distribution or payment with respect to or redeem, retire or purchase or repurchase any of its equity interests (other than (v) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans, (w) the payment or delivery, as the case may be, of common stock of Borrower, cash in lieu of fractional shares of common stock of Borrower or a combination thereof in connection with the settlement of conversions of the Permitted Convertible Indebtedness, (x) to the extent Permitted Convertible Indebtedness constitutes equity interests, the payment of regularly scheduled interest and the payment of principal at the stated maturity, in each case, in respect of the Permitted Convertible Indebtedness and as permitted hereunder, (y) the repurchase of Permitted Convertible Indebtedness in connection with a “change of control”, “fundamental change” or any term or provision of similar effect under the Permitted Convertible Indebtedness Documents, so long as, substantially concurrently with such repurchase, all Obligations are indefeasibly paid in full in cash and the Revolving Credit Obligations Terminations occur, and (z) payments by Borrower of premiums in respect of, and the performance of its obligations under any Permitted Bond Hedge Transaction), or;

(a)	Section 7.7 of the Credit Agreement is amended by amending and restating subparagraph (b) in its entirety as follows:

(b)	make, in any form or manner, any Investment (including, without limitation, any additional Investment in any Subsidiary) other than (x) Permitted Investments, (y) the acquisition of Permitted Convertible Indebtedness in connection with conversions of Permitted Convertible Indebtedness into common stock of Borrower, cash in lieu of fractional shares of common stock of Borrower or a combination thereof, and (z) the acquisition and purchase of Permitted Convertible Indebtedness in connection with a “change of control”, “fundamental change” or any term or provision of similar effect under the Permitted Convertible Indebtedness Documents so long as, substantially concurrently with such repurchase, all Obligations are indefeasibly paid in full in cash and the Revolving Credit Obligations Terminations occur. Without limiting the foregoing, Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or carry Margin Stock other than as expressly permitted pursuant to this Agreement and for the avoidance of doubt so as to not result in a violation of Regulation U.

(i)	The following Section 7.13 shall be added to the Credit Agreement in the appropriate numeric order:

Permitted Convertible Indebtedness. (a) Make or permit any payment on any Permitted Convertible Indebtedness, except to the extent (i) constituting regularly scheduled payments of interest made pursuant to the terms of the related Permitted Convertible Indebtedness Documents, (ii) otherwise permitted pursuant to Section 7.4(b) or Section 7.7, and (iii) such payment does not result from a default thereunder or an event of the type that constitutes an Event of Default, or (b) amend any provision in any document relating to the Permitted Convertible Indebtedness Documents other than as may be expressly permitted pursuant to the terms of the Permitted Convertible Indebtedness Documents; provided that no amendments to any provisions in any Permitted Convertible Indebtedness Document shall be permitted if such amendment could reasonably be expected to result in such Permitted Convertible Indebtedness not satisfying all conditions, and not containing all required characteristics, under the definition of “Permitted Convertible Indebtedness”.

(j)	Section 10.1 of the Credit Agreement is amended by amending and restating subparagraph (e)(ii) in its entirety as follows:

(e)	(ii) (A) any Credit Party or any Significant Subsidiary fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Credit Party or such Significant Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Five Hundred Thousand Dollars ($500,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,

(k)	Section 10.1 of the Credit Agreement is amended by amending and restating subparagraph (e)(vi) in its entirety as follows:

(e)	(vi) there shall occur any event of default under the Revolving Credit Documents or the Permitted Convertible Indebtedness Documents;

(l)	Section 10.1 of the Credit Agreement is amended by amending and restating subparagraph (f) in its entirety as follows:

(f)	(i) any Credit Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Credit Party or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Credit Party or such Significant Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur or (iii) any Credit Party or any Significant Subsidiary shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

3. No Other Amendments. Except for the amendments set forth and referred to in Section 2 above, the Credit Agreement and the other Financing Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and reaffirms all of its obligations under the Credit Agreement and the other Financing Documents as amended by this Amendment. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.

4. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower does hereby warrant, represent and covenant to Agent and Lenders that (i) the representations and warranties in the Financing Documents are true, correct and complete in all material respects on and as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (ii) no Default or Event of Default has occurred and is continuing as of the date hereof, and (iii) Borrower has the power and is duly authorized and has obtained all necessary consents and has taken all necessary actions to enter into, deliver and perform this Amendment and this Amendment is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms subject to bankruptcy, moratorium and other laws affecting secured creditors generally and equitable principles related to enforceability.

5. Condition Precedent to Effectiveness of this Amendment. This Amendment shall become effective as of the date (the “Effective Date”) upon which Agent shall notify Borrower in writing that Agent has received one or more counterparts of this Amendment duly executed and delivered by Borrower, Agent and the Lenders, in form and substance satisfactory to Agent and the Lenders.

6. Release.

(a)	In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and each of its Affiliates and Subsidiaries and each of their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the other Financing Documents or transactions thereunder or related thereto.

(b)	Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)	Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

7. Covenant Not To Sue. Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 6 above. If Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

9. Severability of Provisions. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. Counterparts. This Amendment may be executed in multiple counterparts (including by electronic mail (pdf) transmittal of executed signature pages), each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

11. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

12. Entire Agreement. The Credit Agreement as and when amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

13. No Strict Construction, Etc. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment. Time is of the essence for this Amendment.

14. Costs and Expenses. Borrower absolutely and unconditionally agrees to pay or reimburse upon demand for all fees, costs and expenses incurred by Agent and the Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment and any other Financing Documents or other agreements prepared, negotiated, executed or delivered in connection with this Amendment or transactions contemplated hereby.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

SAREPTA THERAPEUTICS, INC.

By /s/ Sandesh Mahatme
Name: Sandesh Mahatme
Title: Executive Vice President, Chief Financial
Officer and Chief Business Officer

AGENT:

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC, its
general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

LENDERS:

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC, its
general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

MIDCAP FUNDING III TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC, its
general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

MIDCAP FUNDING XIII TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

ELM 2016-1 TRUST

By: MidCap Financial Services Capital Management, LLC, as Servicer

By: /s/ John O’Dea
Name: John O’Dea
Title: Authorized Signatory

FLEXPOINT MCLS SPV LLC

By: /s/ Daniel Edleman
Name: Daniel Edleman
Title: Vice President

SILICON VALLEY BANK

By: /s/ Lauren Cole
Name: Lauren Cole
Title: Vice President